As filed with the Securities and Exchange Commission on May 23, 2025

Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FARMERS AND MERCHANTS BANCSHARES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	81-3605835
(State or Other Jurisdiction of Incorporation or Organization	(I.R.S. Employer Identification Number)

       4510 Lower Beckleysville Road, Suite H, Hampstead, MD 21074

(Address of Principal Executive Offices)

Gary A. Harris

President and Chief Executive Officer

Farmers and Merchants Bancshares, Inc.

4510 Lower Beckleysville Road, Suite H, Hampstead, MD 21074

(410) 374-1510

(Name, Address and Telephone Number of Agent for Service)

Copies to:

Andrew Bulgin, Esquire

Gordon Feinblatt LLC

1001 Fleet Street, Suite 700

Baltimore, MD 21202

(410) 576-4280

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this post-effective amendment.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑	Smaller reporting company ☑
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated May 23, 2025

Prospectus

FARMERS AND MERCHANTS BANCSHARES, INC.

2025 Dividend Reinvestment Plan

500,000 Shares of Common Stock, Par Value $.01 Per Share

This prospectus relates to our sale of shares of common stock, par value $.01 per share, to our stockholders under the Farmers and Merchants Bancshares, Inc. 2025 Dividend Reinvestment Plan, which we refer to as the “Plan”. Under the Plan, eligible stockholders have the opportunity to reinvest the cash dividends paid on some or all of their shares of common stock in additional shares of common stock, at a discount to be set by our board of directors from time to time in its sole discretion. As of the date of this prospectus, we intend to offer a 5% discount for future dividend reinvestment purchases, but we reserve the right to change or eliminate the discount at any time. As of the date of this prospectus, participation in the Plan is unavailable to stockholders of record who reside in Arizona, California, Ohio, Oregon or any other jurisdiction in which it is unlawful for us to permit participation. Certain transactions under the Plan are subject to fees and commission charges for which you will be responsible. Please see the discussion of “Costs” in the section of this prospectus entitled “DESCRIPTION OF THE PLAN” for further details regarding these fees and commission charges.

Shares of common stock sold under the Plan will be newly issued shares. The purchase price for each share will be the fair market value of a share of common stock as determined by our board of directors, less any discount set by our board of directors in its sole discretion. If our shares are traded on a securities exchange or in the over-the-counter market at the time the dividend is declared, then the fair market value for this purpose will be the weighted average closing sales price of the common stock for the 10 trading days preceding the date on which that dividend is declared as reported through the securities exchange or the over-the-counter market (or, if no sales were reported during such 10 trading day period, the most recently-reported closing sales price). If the common stock is not then traded on a securities exchange or in the over-the-counter market, then the fair market value of a share as of the applicable dividend declaration date will be determined by our board of directors in good faith. No brokerage commissions or fees will be charged for purchases made through the Plan. No underwriter is being used in connection with this offering.

Our common stock is not listed or traded on any securities exchange. Certain broker-dealers make a market in our common stock in the over-the-counter market, and price quotations relating to those transactions are available through the OTC Markets Group Inc.’s OTC Pink Market under the symbol “FMFG”. On [•], the most recent date on which a sale occurred, the closing sales price of the common stock as reported through the OTC Pink Market was $[•] per share. Privately-negotiated sales of the common stock do occur, and the prices at which shares are sold in those transactions may not be the same as the prices reported through the Pink Market or, thus, the price at which you buy shares under the Plan.

We will receive all of the net proceeds from sales of shares under the Plan.

Investing in our securities involves certain risks. See “RISK FACTORS” starting on page 5 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES OFFERED HEREBY ARE NOT DEPOSIT OR SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY OR INSTRUMENTALITY.

Our principal executive offices are located at 4510 Lower Beckleysville Road, Suite H, Hampstead, Maryland 21074 and our telephone number is (410) 374-1510.

The date of this Prospectus is [•]

TABLE OF CONTENTS

Page

ABOUT THIS PROSPECTUS	3
SUMMARY	3
A WARNING ABOUT FORWARD-LOOKING STATEMENTS	4
RISK FACTORS	5
DESCRIPTION OF THE PLAN	7
PLAN OF DISTRIBUTION	14
USE OF PROCEEDS	15
DESCRIPTION OF THE COMMON STOCK	15
EXPERTS	18
LEGAL MATTERS	18
WHERE YOU CAN FIND MORE INFORMATION	18
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	19

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission, which we refer to as the “SEC”, relating to the shares of our common stock offered under the Plan. This prospectus does not include all of the information in the registration statement. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about Farmers and Merchants Bancshares, Inc., the Plan, and the shares of common stock offered under the Plan. Before making a decision to invest in shares of common stock, you should carefully read this prospectus, especially the section entitled “RISK FACTORS” starting on page 5. You should also carefully read the additional information described under the headings “WHERE YOU CAN FIND MORE INFORMATION” on page 18 and “INCORPORATION OF CERTAIN INFORMATION BY REFERENCE” on page 19 before making a decision to invest in shares of common stock.

We have not authorized anyone to provide you with information that is different from that contained in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. As of the date of this prospectus, stockholders of record who reside in Arizona, California, Ohio, Oregon or any other jurisdiction in which it is unlawful for us to permit participation are not eligible to participate in the Plan. See Question No. 5 in the section below entitled “DESCRIPTION OF THE PLAN”. You should assume that the information in this prospectus is accurate only as of the date on the front of the document and that any information we have, or may in the future, incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “the Company”, “we”, “us”, “our” and similar terms refer to Farmers and Merchants Bancshares, Inc. and its consolidated subsidiaries.

SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before buying shares in this offering. Therefore, you should read this entire prospectus carefully, including the section entitled “RISK FACTORS” that begins on page 5 and the other information, including our consolidated financial statements and the related notes, that is included or incorporated by reference in this prospectus, before deciding to purchase shares of our common stock.

About the Company

Farmers and Merchants Bancshares, Inc. is a Maryland corporation chartered on August 8, 2016 and a financial holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended. Effective November 1, 2016, the Company consummated a holding company reorganization, which we refer to as the “Reorganization”, involving Farmers and Merchants Bank, a Maryland commercial bank, which we refer to as the “Bank”. In the Reorganization, the Bank became a wholly-owned subsidiary of the Company and all of the Bank’s stockholders became stockholders of the Company. Effective on October 1, 2020, the Company consummated its acquisition of Carroll Bancorp, Inc. and its wholly-owned subsidiary, Carroll Community Bank through a series of mergers. The Company’s primary business activities are serving as the parent company of the Bank and holding a series investment, which we refer to as the “Insurance Subsidiary”, in First Community Bankers Insurance Co., LLC, a Tennessee “series” limited liability company and licensed protected cell captive insurance company.

The Bank is a Maryland commercial bank chartered on October 24, 1919 that is engaged in a general commercial and retail banking business. The Bank’s main office is located in Upperco, Maryland, and it has six additional full service branches located in the Maryland communities of Hampstead, Greenmount, Reisterstown, Owings Mills, Eldersburg, and Westminster. In addition, the Bank has a satellite branch located at the senior living community of Carroll Lutheran Village in Westminster, Maryland and a loan production office in Towson, Maryland. The Bank is an independent community bank providing a wide range of retail and commercial banking services to businesses and individuals in its market areas. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation.

The Insurance Subsidiary is one protected cell of a protected cell captive insurance company. From its formation through November 7, 2022, the Insurance Subsidiary reinsured certain risks of the Bank as well as other groups of related entities that were not affiliated with the Bank for which it received premiums. The related insurance policies were issued each year. Under the reinsurance arrangement, the premium earned by the Insurance Subsidiary for a particular year could be retained as earnings (subject to any regulatory capital and surplus requirements imposed by applicable law) once the claim deadline for that year’s policy had passed. As the sole owner of the Insurance Subsidiary, the Company may terminate the Insurance Subsidiary’s participation in this reinsurance arrangement with respect to a future year at any time. The Company chose to not renew the policy when it expired on November 6, 2022. As of March 31, 2025, the Insurance Subsidiary’s only activity was paying claims for events that occurred prior to November 7, 2022.

The Company and the Bank are extensively regulated under federal and state laws, and the Insurance Subsidiary is extensively regulated under Tennessee law. The regulation of financial holding companies and banks is intended primarily for the protection of depositors and the deposit insurance fund and not for the benefit of security holders, and the regulation of insurance companies is intended primarily for the protection of insureds.

About the Plan and this Offering

This prospectus relates to our offer and sale of up to 500,000 shares of our common stock to eligible stockholders through our 2025 Dividend Reinvestment Plan. The Plan provides stockholders with a convenient and economical way to (i) reinvest cash dividends paid on their shares of our common stock in additional shares and (ii) sell the shares held in their Plan accounts. The Plan has various other features from which to choose to meet your investment needs, and you should carefully read this entire prospectus.

The shares of our common stock purchased under the Plan will be newly issued shares. Shares will be sold at a purchase price equal to the fair market value of a share of common stock as determined by our board of directors, less any discount set by our board of directors in its sole discretion. If our shares are traded on a securities exchange or in the over-the-counter market when a dividend is declared, then the fair market value for this purpose will be the weighted average closing sales price of the common stock for the 10 trading days preceding the date on which that dividend is declared as reported through the securities exchange or the over-the-counter market (or, if no sales were reported during such 10 trading day period, the most recently-reported closing sales price). If the common stock is not then traded on a securities exchange or in the over-the-counter market, then the fair market value of a share as of the applicable dividend declaration date will be determined by our board of directors in good faith. Historically, our board of directors has approved a 5% discount on shares sold pursuant to our prior dividend reinvestment plans. Our board of directors may change or eliminate this discount at any time.

The Plan is designed for long-term investors who wish to invest and build their share ownership over time. Unlike an individual stock brokerage account, the timing of purchases and sales is subject to the provisions of the Plan.

As of the date of this prospectus, participation in the Plan is unavailable to stockholders of record who reside in Arizona, California, Ohio, Oregon or any other jurisdiction in which it is unlawful for us to permit participation are not eligible to participate in the Plan.

Summary Financial Data

At March 31, 2025, we had total assets of approximately $817.6 million, net loans of approximately $600.0 million, and deposits of approximately $735.6 million. Stockholders’ equity at March 31, 2025 was approximately $58.5 million. We recorded net income of approximately $1.165 million for the quarter ended March 31, 2025 and approximately $4.278 million for the year ended December 31, 2024.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Some of the statements contained, or incorporated by reference, in this prospectus may include projections, predictions, expectations or statements as to beliefs or future events or results or refer to other matters that are not historical facts. Such statements constitute forward-looking statements and are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking statements are based on various factors and were derived using numerous assumptions. In some cases, you can identify these forward-looking statements by words like “may”, “will”, “should”, “expect”, “plan”, “anticipate”, “intend”, “believe”, “estimate”, “predict”, “potential”, or “continue” or the negative of those words and other comparable words. You should be aware that those statements reflect only our predictions. If known or unknown risks or uncertainties should materialize, or if underlying assumptions should prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind when reading this prospectus and not place undue reliance on these forward-looking statements. Factors or events that could cause our actual results to differ from our forward-looking statements may emerge from time to time, and it is not possible for us to predict all of them. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

The following factors are among those that may cause actual results to differ materially from our forward-looking statements in this prospectus:

●

unexpected changes in the housing market, business markets, and/or general economic conditions in our market area, or a slower-than-anticipated economic recovery, which might lead to increased or decreased demand for loans, deposits and other products and services and/or increase loan delinquencies or defaults;

●	changes in market rates and prices may adversely impact the value of securities, loans, deposits and other financial instruments and the interest rate sensitivity of our balance sheet;

●	our liquidity requirements could be adversely affected by changes in our assets and liabilities;

●	the effects of legislative or regulatory developments, including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial services industry;

●	competitive factors among financial services organizations, including product and pricing pressures and our ability to attract, develop and retain qualified banking professionals;

●

the effects of changes in accounting policies and practices, as may be adopted by the Financial Accounting Standards Board, the SEC, the Public Company Accounting Oversight Board and other regulatory agencies;

●	the impact of acquisitions and other strategic transactions;

●	the effects of fiscal and governmental policies of the United States federal government; and

●	the impact of any current or future pandemic on economic, market and/or business conditions.

You should also consider carefully the statements under the heading “RISK FACTORS” starting on page 5, and in the other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements and could materially and adversely affect our business, operating results and financial condition. The risks discussed in this prospectus are factors that, individually or in the aggregate, management believes could cause our actual results to differ materially from expected and historical results. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider such disclosures to be a complete discussion of all potential risks or uncertainties.

The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

RISK FACTORS

An investment in shares of our common stock involves certain risks. The significant risks and uncertainties related to our common stock of which we are aware are discussed below. The significant risks and uncertainties related to us and our business of which we are aware are discussed in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2024 under the heading “Risks Relating to the Operations of the Company and its Affiliates”, which discussion is incorporated by reference into this prospectus. You should carefully consider these risks and uncertainties before you decide to buy shares of our common stock. Any of these factors could materially and adversely affect our business, financial condition, operating results and prospects and could negatively impact the market price of our common stock. If any of these risks materialize, you could lose all or part of your investment. Additional risks and uncertainties that we do not yet know of, or that we currently think are immaterial, may also impair our business operations. You should also consider the other information contained in and incorporated by reference in this prospectus, including our financial statements and the related notes, before deciding to purchase shares of our common stock. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks discussed above.

Our ability to pay dividends on the common stock is limited by applicable law, and the payment of dividends is at the discretion of our board of directors.

Because the Company is not engaged in any direct business activities, the Company expects to fund dividends, if and when declared by the Company’s board of directors, using cash received from the Bank and the Insurance Subsidiary. No assurance can be given that the Bank or the Insurance Subsidiary will be able to pay dividends to the Company for these purposes at times and/or in amounts requested by the Company. Both federal and Maryland laws impose restrictions on the ability of the Bank to pay dividends, and Tennessee law imposes restrictions on the Insurance Subsidiary’s ability to pay dividends. Notwithstanding the foregoing, stockholders must understand that the declaration and payment of dividends and the amounts thereof are at the discretion of the Company’s board of directors. Thus, even at times when the Company could pay cash dividends on its common stock, neither the payment of such dividends nor the amounts thereof can be guaranteed.

The shares of common stock are not insured.

The shares of our common stock are not deposits and are not insured against loss by the Federal Deposit Insurance Corporation or any other governmental or private agency.

Our common stock is not heavily traded, and the stock price may fluctuate significantly.

Our common stock is not traded on any exchange. Certain brokers currently make a market in the common stock by trading shares in the over-the-counter market, but such transactions are infrequent and the volume of shares traded is relatively small. Management cannot predict whether these or other brokers will continue to make a market in our common stock. Prices on stock that is not heavily traded, such as our common stock, can be more volatile than stock trading in an active public market. Factors such as our financial results, the introduction of new products and services by us or our competitors, publicity regarding the banking industry, and various other factors affecting the banking industry may have a significant impact on the market price of the shares of our common stock. Likewise, events that are unrelated to the Company but that affect the equity markets generally, such as international health crises, wars, political instability and similar factors, could also have a significant impact on the market price and trading volume of the shares of common stock. Management also cannot predict the extent to which an active public market for our common stock will develop or be sustained in the future. Accordingly, stockholders may not be able to sell their shares of our common stock at the volumes, prices, or times that they desire.

The Company’s Articles of Incorporation and Bylaws and Maryland law may discourage a corporate takeover.

The Company’s Articles of Incorporation (the “Charter”) and Amended and Restated Bylaws, as amended (the “Bylaws”), contain certain provisions designed to enhance the ability of the Company’s board of directors to deal with attempts to acquire control of the Company. First, the board of directors is classified into four classes. Directors of each class serve for staggered four-year periods, and no director may be removed except for cause, and then only by the affirmative vote of a majority of the outstanding voting stock. Second, the board has the authority to classify and reclassify unissued shares of stock of any class or series of stock by setting, fixing, eliminating, or altering in any one or more respects the preferences, rights, voting powers, restrictions and qualifications of, dividends on, and redemption, conversion, exchange, and other rights of, such securities. The board could use this authority, along with its authority to authorize the issuance of securities of any class or series, to issue shares having terms favorable to management to a person or persons affiliated with or otherwise friendly to management. In addition, the Bylaws require any stockholder who desires to nominate a director to abide by strict notice requirements.

Maryland laws include provisions that could discourage a sale or takeover of the Company. The Maryland Business Combination Act generally prohibits, subject to certain limited exceptions, corporations from being involved in any “business combination” (defined as a variety of transactions, including a merger, consolidation, share exchange, asset transfer or issuance or reclassification of equity securities) with any “interested stockholder” for a period of five years following the most recent date on which the interested shareholder became an interested stockholder. An interested stockholder is defined generally as a person who is the beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation after the date on which the corporation had 100 or more beneficial owners of its stock or who is an affiliate or associate of the corporation and was the beneficial owner, directly or indirectly, of 10% percent or more of the voting power of the then outstanding stock of the corporation at any time within the two-year period immediately prior to the date in question and after the date on which the corporation had 100 or more beneficial owners of its stock. The Maryland Control Share Acquisition Act applies to acquisitions of “control shares”, which, subject to certain exceptions, are shares the acquisition of which entitle the holder, directly or indirectly, to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors within any of the following ranges of voting power: one-tenth or more, but less than one-third of all voting power; one-third or more, but less than a majority of all voting power or a majority or more of all voting power. Control shares have limited voting rights. Maryland banking law provides that the Maryland Commissioner of Financial Regulation must approve certain acquisitions of the common stock of the Company or the Bank, and this law imposes a mandatory five-year voting prohibition on shares that are acquired without the required approval.

Although these provisions do not preclude a takeover, they may have the effect of discouraging, delaying or deferring a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the common stock. Such provisions will also render the removal of the Company’s board of directors and of management more difficult and, therefore, may serve to perpetuate current management. These provisions could potentially adversely affect the market prices of the Company’s securities.

The Company has adopted a stockholder rights agreement that could make it difficult for a person or group of persons to acquire more than 11% of our issued and outstanding stock.

On July 30, 2024, in an effort to protect the interests of the Company and its stockholders by, among other things, guarding against hostile takeover attempts, abusive tactics, and other tactics potentially disadvantageous to the interests of the Company and its stockholders, the Company’s Board of Directors adopted a stockholder rights agreement pursuant to which it issued to the record holders of common stock one right in respect of each share of common stock held by such holders as of the close of business on August 12, 2024 (the “Rights Agreement”). In general terms, the Rights Agreement imposes significant dilution upon any person or group (other than the Company or certain related persons) that is or becomes the beneficial owner of 11% or more of the outstanding shares of common stock without the prior approval of the Board. The Rights Agreement could make it difficult for a stockholder or group of stockholders acting together to acquire more than 11% of the outstanding shares of our common stock without causing significant dilution to that stockholder or group’s ownership interest in the Company.

We may be subject to liability under the Securities Act for certain sales of our securities, including potential rescission rights.

Until our payment on December 17, 2024 of a cash dividend on outstanding shares of our common stock, we maintained a prior dividend reinvestment plan that was substantially similar to the Plan (the “Prior Plan”). The shares available under the Prior Plan were registered under the Securities Act of 1933, as amended (the “Securities Act”) on a Registration Statement on Form S-1 (File No. 333-217918) that was initially declared effective by the SEC on June 1, 2017 (the “Prior Registration Statement”). In May 2025, we discovered that we inadvertently sold and issued 2,407 shares of common stock to 279 participants (all of whom were existing stockholders) in the Prior Plan at a sales price of $14.2215 per share in connection with the reinvestment of their cash dividends paid on December 17, 2024, which shares were not registered under the Securities Act pursuant to the Prior Registration Statement. Accordingly, the offer and sale of those 2,407 shares failed to comply with Section 5 of the Securities Act. Those participants might have the right to rescind their purchases of the portions of the 2,407 shares that we sold to them and require us to reacquire those portions of shares at a price equal to the price originally paid for such portions plus interest, less the amount of any income (i.e., dividends) that they received on such portions of shares. A participant who acquired a portion of those 2,407 shares but who no longer owns that portion might have the right to collect damages from us in lieu of the rescission rights described above. If participants were to be successful in seeking rescission and/or damages, then we would face financial demands that could adversely affect our financial condition and/or results of operations. Additionally, we might become subject to penalties imposed by the SEC and/or state securities regulators in connection with our unregistered sale of those 2,407 shares.

DESCRIPTION OF THE PLAN

The following is a question and answer statement of the provisions of the Plan. The Plan was authorized by the Company’s board of directors on May 19, 2025. The Plan will continue until the earlier of the date that all shares registered under the Plan have been sold or the date we terminate the Plan.

Purpose

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide holders of our common stock with a convenient method of investing some or all of their cash dividends in shares of common stock.

Advantages

2.	What are the advantages of the Plan?

The advantages of the Plan are as follows:

●	Full and Partial Dividend Reinvestment. Participants may have all or only some of the cash dividends paid on their shares of common stock automatically reinvested in additional shares of common stock.
●

Ability to Buy Fractional Shares. You may invest 100% of the cash dividends paid on your shares even if the amount of those dividends would not be enough to purchase a whole share because the Plan permits fractions of shares, as well as full shares, to be credited to participants’ accounts. In addition, dividends in respect of such fractions, as well as full shares, will be credited to participants’ accounts.

●

Price Discount. We may offer shares under the Plan at a discount. The discount, if offered, will be established from time to time by our board of directors. As of the date of this prospectus, our board of directors intends to offer a 5.0% discount.

●

Safekeeping. Participants avoid safekeeping requirements and record keeping costs for shares credited to their accounts through the free custodial service and reporting provisions of the Plan. Statements of account will be furnished to participants no less frequently than semi-annually to provide simplified record keeping.

Disadvantages

3.	What are the disadvantages of the Plan?

The disadvantages of the Plan are as follows:

●

General Investment Risk. Your investment in shares of common stock purchased under the Plan is not different from any investment in shares that you purchase through a broker-dealer or in a private transaction. We cannot assure you of a profit or protect against a loss on shares that you may purchase. You will bear the risk of loss and enjoy the benefits of any gain from changes in the fair market value of the common stock with respect to shares purchased under the Plan.

●

Purchase Price Determination. Participants will have no control over the purchase price or the timing of the purchase of Plan shares. Participants cannot designate a specific price or a specific date at which to purchase shares of common stock.

●

Reinvested Dividends and Any Discount Will Generally be Treated as Dividends for Tax Purposes. When a cash dividend is paid and reinvested in additional shares of common stock, participants will generally be treated for Federal income tax purposes as having received that dividend even though they did not actually receive cash. In addition, if we offer a discount on the purchase price, participants will generally be treated for Federal income tax purposes as having received an additional distribution in the amount of that discount. For most taxpayers, all or a substantial portion of both the dividend and the discount will have to be reported as gross income.

●

Purchase Price May be Higher than Market Price. The price at which shares of common stock will be purchased under the Plan will be determined by our board of directors based on its determination of the fair market value of a share of common stock as of the date each dividend is declared, which, under Maryland law, may be up to 90 days prior to the dividend payment date. As a result, the purchase price under the Plan may exceed the price at which shares are trading in the open market on the investment date.

Administration

4.	Who administers the Plan?

The Administrator of the Plan is Equiniti Trust Company, LLC, which also serves as our transfer agent and register. The Administrator keeps records, sends statements of account to participants and performs other duties relating to the Plan.

The Administrator will not be liable for any act done or any omission to act in good faith, including, without limitation, any claims of liability: (i) arising out of a failure to terminate a participant’s account upon the participant’s death prior to receipt of notice in writing of such death; or (ii) fluctuations in the market value of the common stock. The Administrator may not create a lien on any funds, securities or other property held under the Plan.

We cannot assure you that a participant will realize any profit in connection with shares of common stock purchased pursuant to the Plan or protect a participant against a loss in connection with the shares purchased for the participant under the Plan in accordance with the participant’s instructions as indicated on the Authorization Form. It is up to each participant to make a decision regarding the sale of any shares owned by the participant, including shares credited to the participant’s Plan account.

Participation

5.	Who is eligible to participate in the Plan?

Except as discussed in the next paragraph, all holders of record of shares of common stock are eligible to participate in the Plan. If you own shares in a brokerage, bank or similar account that names your broker, bank or other nominee as the record owner, then you must contact your broker, bank or other nominee and ask if and how you may participate in the Plan with respect to your shares.

A stockholder will not be eligible to participate in the Plan if he or she resides in a jurisdiction in which it is unlawful for us to permit participation. In particular, participation in the Plan is not available to a stockholder of record who resides in Arizona, California, Ohio or Oregon because the Company has not registered, and does not intend to register, the securities covered by the Plan in any of those jurisdictions.

A stockholder’s right to participate in the Plan is not transferable apart from a transfer of his or her shares of common stock to another person.

6.	How does a stockholder participate?

A stockholder may enroll in the Plan at any time through the Administrator’s website at https://www.shareowneronline.com/ or by completing an Authorization Form and sending it to the Company, who will then forward it directly to the Administrator for processing. Authorization Forms may be obtained directly from the Administrator. See Question No. 31 for information regarding how to contact the Administrator. A stockholder who does not wish to participate in the Plan will continue to receive dividends, as declared, without any further action on the part of the participant.

7.	When will participation begin?

The Company has historically paid cash dividends in June and December of each year to stockholders of record on the record date for each dividend, but no assurance can be given that it will continue this practice with respect to future dividends. Shares purchased under the Plan with respect to a particular dividend will be purchased on the first business day after the applicable dividend payment date. If the Administrator receives an Authorization Form (whether submitted through its website or in paper form) from a stockholder entitled to a dividend by the record date for that dividend, then the Plan will go into effect for that stockholder with that dividend payment (and will apply to subsequent dividends). If the Authorization Form is received by the Administrator after that record date, then any dividend payable with respect to that record date will be paid in cash and the stockholder’s participation in the Plan will begin with the next dividend payment date, if any.

The Plan does not represent a change in our dividend policy, nor does it represent a guarantee of future dividends, which are subject to the discretion of our board of directors. The declaration of future dividends will depend upon a number of factors, including our future earnings, our capital requirements, regulatory constraints, and our financial condition.

8.	What does the Authorization Form provide?

The Authorization Form, whether submitted through the Administrator’s website or in paper form, allows each stockholder of record to elect whether he or she will participate in the Plan with respect to all of his or her shares of common stock (full dividend reinvestment) or only a portion of his or her shares of common stock (partial dividend reinvestment).

The Administrator will use cash dividends paid on the shares that a participant has elected to enroll in the Plan to purchase additional shares of common stock. Cash dividends on shares of common stock credited to a participant’s account under the Plan are always automatically reinvested regardless of which investment option is selected.

Purchases

9.	How many shares of common stock will be purchased by participants?

The number of shares that will be purchased by each participant will depend on the aggregate amount of the participant’s dividends to be reinvested under the Plan and the applicable purchase price of the shares of common stock (see Question No. 10). A participant’s account will be credited with that number of shares, including fractional shares computed to three decimal places, equal to the total amount to be reinvested divided by the applicable purchase price.

10.	When and at what price will shares of common stock be purchased under the Plan?

Shares of common stock will be purchased with reinvested dividends under the Plan on the first business day following the applicable dividend payment date for that dividend. No interest will be paid on funds held under the Plan.

The purchase price of shares sold under the Plan will be equal to the fair market value of a share of common stock as determined by our board of directors, less any discount set by our board of directors in its sole discretion. If our shares are traded on a securities exchange or in the over-the-counter market, then the fair market value for this purpose will be the weighted average closing sales price of the common stock for the 10 trading days preceding the date on which that dividend is declared as reported through the securities exchange or the over-the-counter market (or, if no sales were reported during such 10 trading day period, the most recently-reported closing sales price). If the common stock is not then traded on a securities exchange or in the over-the-counter market, then the fair market value of a share as of the applicable dividend declaration date will be determined by our board of directors in good faith.

Our common stock is not currently traded on a securities exchange. Certain broker-dealers make a market in the common stock by trading shares in the over-the-counter market, and price quotations are currently available through the OTC Markets Group Inc.’s OTC Pink Market under the symbol “FMFG”. Prices reported through the OTC Pink Market do not include retail mark-ups, markdowns, or commissions, and may not necessarily represent actual transactions. Effective July 1, 2025, the OTC Pink Market will be terminated and price quotations for our common stock will be available through the OTC Market Group Inc.’s OTCID Basic Market. Historically, these over-the-counter market transactions have been sporadic and the volume of shares traded has been relatively small. We cannot predict whether or the extent to which any market for the common stock will develop in the future. It should be noted that many transactions in the common stock are privately-negotiated and not reported through the OTC Pink Market. Thus, the prices reported through the OTC Pink Market, and, on and after July 1, 2025, the OTCID Basic Market, may not reflect the true market value of our common stock.

Historically, our board of directors has authorized a 5% discount on the sale price of shares sold under our dividend reinvestment plans and it currently intends to continue offering that discount for future dividend reinvestment purchases. Our board of directors reserves the right, in its sole discretion, to decrease, increase or eliminate the discount at any time and without notice, although we may advise participants through a press release or other appropriate means of any change in the applicable discount.

The Administrator will hold the shares purchased under the Plan in each participant’s name, or, if a broker or other nominee is participating on behalf of a beneficial owner, in the broker’s name or other nominee’s name, but the Administrator will have no responsibility for the value of such shares after their purchase.

Because the prices at which shares are purchased under the Plan are determined as of specified dates or as of dates otherwise beyond the control of participants, participants may lose any advantage otherwise available from being able to select the timing of their investments. Specifically, participants may pay a higher price for shares purchased under the Plan than for shares purchased on the investment date outside of the Plan.

11.	May a participant purchase shares through the Plan but have dividends on those shares sent directly to the participant?

No, not unless the participant terminates participation in the Plan with respect to those shares. The purpose of the Plan is to provide participants with a convenient method of purchasing shares of common stock and having the cash dividends paid on those shares reinvested. Cash dividends paid on shares that are held in a participant’s Plan account will be automatically reinvested in additional shares of common stock regardless of which investment option is elected (i.e., full dividend reinvestment or partial dividend reinvestment), and those additional shares will be automatically enrolled in the Plan. Thus, any cash dividends paid on those additional shares will likewise be automatically reinvested in additional shares of common stock. If a participant desires to receive cash dividends that may be paid on shares that the participant has purchased through the Plan and are held in the participant’s Plan account, then the participant must terminate participation in the Plan with respect to those shares by completing and submitting a new Authorization Form. See Question No. 31 for information regarding how to contact the Administrator and obtain an Authorization Form.

If a participant has elected partial dividend reinvestment, then any cash dividends paid on shares that the participant has not enrolled in the Plan will be paid directly to the participant.

Costs

12.	Are any fees or expenses charged to participants in connection with participation in the Plan?

Participants will not pay any service charges in connection with purchases of shares under the Plan, as we will pay the expenses of administering the Plan. However, participants who sell their shares through the Plan will pay standard dealer mark-ups, brokerage commissions and other expenses charged in connection with such sales (see Question No. 23).

Reports to Participants

13.	How will participants be advised of the purchase of shares of common stock?

As soon as practicable after each purchase of shares, each participant will receive a statement of account. These statements are the participant’s continuing record of the cost of purchases and should be retained for tax purposes. Participants also will receive copies of the same communications that we send to all other stockholders, including notices of annual meetings and income tax information for reporting dividends paid.

Dividends

14.	Will Participants be credited with dividends on shares held in their account under the Plan?

Yes. We will pay dividends, as and when declared, to the record holders of all shares of our common stock. As the record holder of shares purchased under the Plan for participants, the Administrator will receive dividends for all Plan shares held on the record date. The Administrator will credit such dividends to participants’ accounts in the Plan on the basis of full and fractional shares held in their respective accounts and will reinvest such dividends in additional shares.

Certificates for Shares

15.	Will stock certificates be issued for shares of common stock purchased?

No. As permitted by Maryland law and the Company’s Bylaws, our board of directors has elected to use an electronic system for recording the issuance, ownership and transfer of shares of our common stock, known as the Direct Registration System. This means that we do not, and will not, issue paper certificates evidencing the shares of common stock that you own. Rather, our transfer agent and registrar maintains an account for each record holder of shares that reflects the number of shares owned by that stockholder. The number of shares credited to an account under the Plan will be shown on the participant’s statement of account. This additional service protects against loss, theft or destruction of stock certificates.

If you wish to transfer or pledge the shares held in your Plan account, then you must contact the Administrator for instructions. See Question No. 31 for information about contacting the Administrator. Any such transfer or pledge will be subject to compliance with any applicable laws and may require the payment by the participant of applicable taxes.

16.	In whose name will accounts be maintained?

An account will be maintained in each participant’s name as shown on our stockholder records at the time the participant joins the Plan. When shares are sold under the Plan, those shares will be registered in the name of the person or entity who holds the account.

Changing Method of Participation and Withdrawal

17.	How does a participant change his or her method of participation?

A participant may change his or her method of participation at any time through the Administrator’s website at https://www.shareowneronline.com/ or by completing a new Authorization Form and sending it to the Company, who will then forward it directly to the Administrator for processing. See Question No. 31 for information regarding how to contact the Administrator. The change will apply as of the next dividend payment date after the Administrator receives the new instructions, provided that the Authorization Form has been received by the Administrator prior to the record date for that next dividend.

18.	May a participant withdraw from the Plan?

Yes. The Plan is entirely voluntary and a participant may withdraw at any time.

If the request to withdraw is received by the Administrator prior to record date for a dividend, then the amount of the dividend that would otherwise have been invested will be paid as soon as practicable to the withdrawing participant. Thereafter, all dividends will be paid in cash. A stockholder may re-enroll in the Plan at any time.

19.	How does a participant withdraw from the Plan?

To withdraw from the Plan, a participant must notify the Administrator that he or she wishes to withdraw. Please see Question No. 31 for information about contacting the Administrator.

Federal Income Tax Consequences

20.	What are the Federal income tax consequences of participation in the Plan?

A participant will be treated for Federal income tax purposes as having received on each dividend payment date the full amount of the cash dividend, if any, payable on that date with respect to shares of common stock owned by the participant, including shares registered in the participant’s name and shares held for the participant’s Plan account, even though that amount is not actually received by the participant in cash but is instead applied to the purchase of new shares for the participant’s account. In addition, if we offer a discount on the price at which shares are purchased under the Plan, then participants will generally be treated for Federal income tax purposes as having received an additional distribution in the amount of that discount.

You will not recognize any gain or loss for Federal income tax purposes upon your receipt or transfer of shares previously credited to your Plan account, regardless of whether the shares are delivered or transferred at your request, upon your withdrawal from the Plan, or upon termination of the Plan. As a general rule, however, you will recognize gain or loss for Federal income tax purposes when you sell shares received under the Plan.

Information returns will be sent to each participant and to the Internal Revenue Service during each year. These returns will show the amount of dividends paid to a participant’s Plan account (i.e., Form 1099-DIV).

21.	When and how will gains and losses on shares be determined?

A participant will realize a gain or loss whenever he or she sells shares purchased under the Plan. The amount of gain or loss will be the difference between the amount the participant receives for his or her shares in that sale and his or her adjusted tax basis for those shares. A participant’s adjusted tax basis is generally his or her cost for the shares acquired directly from us (including any discount), which, in the case of the Plan, will equal the “fair market value”, as defined for Federal income tax purposes, of the acquired shares on the date we pay the dividend.

In the case of foreign stockholders whose dividends are subject to United States income tax withholding, or domestic stockholders whose dividends are subject to United States backup withholding, the Administrator will invest in shares of common stock an amount equal to the dividends less the amount of tax that the Company is required by applicable law to withhold in each case. The regular statements of account confirming purchases made for such participants will indicate the amount of tax withheld.

22.	When does the holding period begin for purposes of determining gain or loss?

The holding period for the shares sold and issued in connection with a dividend will begin on the day after the payment date for that dividend.

THE ANSWERS TO QUESTIONS NOS. 20 THROUGH 22 ARE ONLY SUMMARIES AND ARE BASED ON OUR UNDERSTANDING OF CURRENT FEDERAL INCOME TAX LAWS, WHICH ARE SUBJECT TO CHANGE. THESE SUMMARIES DO NOT PURPORT TO ADDRESS THE PARTICULAR CIRCUMSTANCES OF INDIVIDUAL PARTICIPANTS. MOREOVER, THEY DO NOT INCLUDE A DISCUSSION OF STATE OR LOCAL INCOME TAX LAW CONSEQUENCES OF PARTICIPATING IN THE PLAN. PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL AND/OR FOREIGN TAX CONSEQUENCES APPLICABLE TO THEM.

Other Information

23.	Can Plan shares be sold through the Plan?

Yes. Participants may sell some or all of the shares of common stock credited to their Plan accounts by contacting the Administrator and requesting that certain shares be sold (see Question No. 31 for information on contacting the Administrator). The Administrator will record sales orders on the date of receipt. The Administrator will contact a registered securities broker-dealer and request that the broker-dealer execute a sales order on behalf of the participant in the open market, in negotiated transactions, or by selling the shares to us, as soon as reasonably practicable after receipt of the participant’s request. The proceeds received by the participant will be based on the weighted average sales price per share (including trading fees and other applicable taxes) of the aggregate number of shares sold for the Plan. After settlement of the sale, the Administrator will mail a check to the participant for the proceeds of the sale, less any applicable brokerage commission and/or transfer taxes. The amount of the brokerage commission will depend on the number of shares sold and may differ from broker-dealer to broker-dealer. Participants may obtain information about the brokerage commission for a particular transaction by contacting the Administrator. Please note that the Administrator cannot and does not guarantee the actual sale date or price, nor can it stop or cancel any outstanding sales or issuance requests. All sale requests are final.

Alternatively, a participant may sell his or her shares through a broker-dealer of the participant’s choice, in which case the participant must first contact the Administrator to request that it transfer those shares to the broker-dealer.

24.	What if a participant sells or otherwise disposes of all of his or her shares not held in the Plan?

The disposition by a participant of all shares of common stock registered in his or her name that are not credited to the participant’s account under the Plan will have no effect on the shares credited to the participant’s Plan account, and, unless otherwise instructed by the participant, the Administrator will continue to reinvest the dividends on the shares credited to that account.

25.	If additional shares of common stock are sold through a rights offering, how will the rights of the Plan be handled?

If we engage in a rights offering, then a participant will receive rights based upon shares held of record in his or her name and upon whole shares credited to his or her account under the Plan. Rights issued in respect of shares credited to an account will be issued to the participant in his or her name.

26.	What happens if a stock dividend is issued or a stock split is declared on shares of common stock?

Any shares issued by us as a stock dividend or in a stock split on shares of common stock credited to the account of a participant under the Plan will be added to the participant’s account. Any shares issued by us as a stock dividend or in a stock split on shares of common stock held directly by a participant issued in book-entry form and held for the participant in an account maintained by our transfer agent and registrar.

27.	How will a participant’s shares credited to the Plan be voted at meetings of stockholders?

Prior to a meeting of stockholders, each participant will be provided with an instruction form that can be used by the participant to direct the vote of shares of common stock held in the participant’s Plan account. If the form is completed and returned as provided in the form, all shares held in that participant’s Plan account will be voted in accordance with the participant’s instructions. If the participant desires to vote in person at the meeting, a proxy for shares credited to the participant’s Plan account may be obtained upon written request received by the Administrator at least 15 days before the meeting.

If no instructions are received on a properly executed returned proxy card or returned instruction form with respect to any item thereon, all of a participant’s shares (both those registered in the participant’s name, if any, and those credited to the participant’s Plan account) will be voted (in the same manner as for non-participating stockholders who return proxies and do not provide instructions) in accordance with the recommendations of our board of directors. If the proxy card or instruction form is not returned, or if it is returned unsigned, none of the participant’s shares will be voted unless the participant votes in person.

28.	May the Plan be changed or discontinued?

We reserve the right to make modifications to the Plan, including to change the price at which newly issued shares will be purchased from us under the Plan, and to suspend or terminate the Plan at any time. Any such modification, suspension or termination will be announced to participants and to nonparticipating stockholders.

29.	Who interprets and regulates the Plan?

We have the right to interpret and regulate the Plan as we deem necessary or desirable in connection with the operation of the Plan.

30.	Can the Company temporarily curtail or suspend purchases of common stock under the Plan?

Yes. We may temporary curtail or suspend purchases of common stock at any time if such purchases would in our judgment contravene, or be restricted by, applicable regulations, interpretations or orders of the Federal Reserve, any other governmental commission, agency or instrumentality, any court, securities exchange or other self-regulatory organization. Neither we nor the Administrator will be accountable, or otherwise liable, for failure to make purchases of sales at such times and under such circumstances.

31.	How can I contact the Administrator regarding questions and other matters?

Questions regarding enrollment in the Plan, changes in participation, sales of shares held in a Plan account, and other transactions or services offered pursuant to the Plan should be directed to the Administrator:

- Through the Internet

You can obtain information and take certain other actions regarding your account by visiting the https://www.shareowneronline.com/.

- By Telephone

You may direct your questions and sale requests to shareowner customer service at its toll-free number (within the United States and Canada) at 800-468-9716. Please have your account number and the name(s) in which your shares are titled available for the customer service representative.

- In Writing

You may also send questions and sale requests to the Administrator at the following address:

EQ Shareowner Services

P.O. Box 64874

St. Paul, MN 55164-0874

Be sure to include your name, address, daytime phone number, the name(s) in which your shares are titled and a reference to Farmers and Merchants Bancshares, Inc. on all correspondence.

PLAN OF DISTRIBUTION

The shares of common stock that participants acquire under the Plan will be newly issued shares sold directly by us through the Plan. As stated elsewhere in this Plan, you will not pay any brokerage fees or commissions for shares purchased under the Plan.

Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased.

Our common stock may not be available under the Plan in all states or jurisdictions. In particular, stockholders of record who reside in Arizona, California, Ohio or Oregon are not currently eligible to participate in the Plan. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of our common stock or other securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

USE OF PROCEEDS

We will receive the proceeds of sales of shares under the Plan. We do not know the number of shares that we will ultimately sell under the Plan, the prices at which we will sell them, or the amount of the proceeds that we will receive. A total of 500,000 shares have been reserved for sale and issuance under the Plan.

We intend to add any proceeds that we receive to our general funds to be used for our general corporate purposes. Such purposes may include:

●	Our working capital needs;

●	Possible additional investments in our direct and indirect subsidiaries;

●	Possible acquisitions of other financial institutions or their assets;

●	Possible acquisitions of, or investments in, other businesses of a type eligible for financial holding companies or Maryland-chartered commercial banks; and/or

●	Possible reduction in outstanding indebtedness.

We may temporarily invest the proceeds in investment-grade securities. We have no specific plans for any proceeds. Our principle purpose in making the offering is to provide our stockholders with a convenient and automatic way to increase their ownership of our common stock.

DESCRIPTION OF THE COMMON STOCK

The Company is authorized by its Charter to issue up to 5,000,000 shares of capital stock, all of which have been classified as shares of common stock, par value $.01 per share. The Charter permits the Company’s board of directors, without stockholder approval, to classify and reclassify authorized but unissued shares of capital stock of any class or series by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the shares of stock.

As of May 15, 2025, there were 3,175,347 shares of common stock issued and outstanding, which were held by approximately 462 owners of record.

The following is a summary of the general terms of the Company’s common stock. This summary does not purport to be complete in all respects. The full terms of the common stock are set forth in the Charter, the Bylaws and the applicable provisions of Maryland law, including the Maryland General Corporation Law, which we refer to as the “MGCL”. The Charter is filed as Exhibit 3.1(i) and to the registration statement of which this prospectus forms a part and the Bylaws are filed as Exhibits 3.2(i) and 3.2(ii) to the registration statement of which this prospectus forms a part, both of which are also available from us upon request. The following summary does not give effect to provisions of applicable common law or (except with respect to those provisions of the MGCL discussed below) applicable statutory law.

General

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of shares of common stock are not entitled to cumulative voting rights in the election of directors. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratable dividends that are declared by our board of directors out of funds legally available for such a purpose. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The common stock is not redeemable. All of the outstanding shares of our common stock are fully paid and non-assessable.

The transfer agent for the common stock is Equiniti Trust Company, LLC.

Dividends and Other Distributions

The declaration of dividends on the common stock is at the discretion of the Company’s board of directors. We are subject to various bank regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. Our ability to pay dividends to holders of the common stock is largely dependent upon our receipt of dividends from the Bank and, to a lesser extent, the Insurance Subsidiary.

Both federal and Maryland laws impose restrictions on the ability of banks to pay dividends. Federal law prohibits the payment of a dividend by an insured depository institution if the depository institution is considered “undercapitalized” or if the payment of the dividend would make the institution “undercapitalized”. Maryland state-chartered banks may pay dividends only out of undivided profits or, with the prior approval of the Maryland Commissioner of Financial Regulation, from surplus in excess of 100% of required capital stock. If, however, the surplus of a Maryland bank is less than 100% of its required capital stock, then cash dividends may not be paid in excess of 90% of net earnings. In addition to these specific restrictions, bank regulatory agencies have the ability to prohibit a proposed dividend by a financial institution that would otherwise be permitted under applicable law if the regulatory body determines that the payment of the dividend would constitute an unsafe or unsound banking practice. A bank that is considered to be a “troubled institution” is prohibited by federal law from paying dividends altogether.

Under Tennessee insurance law, the Insurance Subsidiary must maintain a minimum level of unimpaired paid-in capital and surplus, and it is prohibited from paying a dividend out of, or other distribution with respect to, capital or surplus without the prior approval of the Tennessee Insurance Department.

As a general corporate law matter, the MGCL prohibits us from paying dividends on our capital stock, including the common stock, unless, after giving effect to a proposed dividend, (i) we will be able to pay our debts as they come due in the normal course of business and (ii) our total assets will be greater than our total liabilities plus, unless our Charter permits otherwise, the amount that would be needed, if we were to be dissolved at the time of the dividend, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights on dissolution are superior to those receiving the dividend. Notwithstanding our inability to pay dividends pursuant to item (ii) above, we may nevertheless pay dividends out of (a) our net earnings for the fiscal year in which the distribution is made, (b) our net earnings for the preceding fiscal year, or (c) the sum of our net earnings for the preceding eight fiscal quarters.

Rights Upon Liquidation

In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences, if any, on any outstanding shares of preferred stock.

Anti-Takeover Provisions under Maryland Law, Our Charter and Our Bylaws

The provisions of Maryland law and the Charter and Bylaws we summarize below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the common stock.

Business Combinations under Maryland Law

The Maryland Business Combination Act generally prohibits corporations from being involved in any “business combination” (defined as a variety of transactions, including a merger, consolidation, share exchange, asset transfer or issuance or reclassification of equity securities) with any “interested shareholder” for a period of five years following the most recent date on which the interested shareholder became an interested shareholder. An interested shareholder is defined generally as a person who is the beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation after the date on which the corporation had 100 or more beneficial owners of its stock or who is an affiliate or associate of the corporation and was the beneficial owner, directly or indirectly, of 10% percent or more of the voting power of the then outstanding stock of the corporation at any time within the two-year period immediately prior to the date in question and after the date on which the corporation had 100 or more beneficial owners of its stock.

A business combination that is not prohibited must be recommended by the board of directors and approved by the affirmative vote of at least 80% of the votes entitled to be cast by outstanding shares of voting stock of the corporation, voting together as a single voting group and two-thirds of the votes entitled to be cast by holders of voting stock other than voting stock held by the interested shareholder who will (or whose affiliate will) be a party to the business combination or by an affiliate or associate of the interested shareholder, voting together as a single voting group, unless, among other things, the corporation’s stockholders receive a minimum price, as defined in the Maryland Business Combination Act for their shares, in cash or in the same form as paid by the interested shareholder for its shares. These provisions will not apply if the board of directors has exempted the transaction in question or the interested shareholder prior to the time that the interested shareholder became an interested shareholder. In addition, the board of directors may adopt a resolution approving or exempting specific business combinations, business combinations generally, or generally by type, as to specifically identified or unidentified existing or future stockholders or their affiliates from the business combination provisions of the Maryland Business Combination Act.

Control Share Acquisitions

The Maryland Control Share Acquisition Act generally provides that “control shares” of a corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by the shareholders at a meeting by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares. “Control shares” are shares of stock that, if aggregated with all other shares of stock of the corporation previously acquired by a person or in respect of which that person is entitled to exercise or direct the exercise of voting power, except solely by virtue of a revocable proxy, entitle that person, directly or indirectly, to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors within any of the following ranges of voting power: one-tenth or more, but less than one-third of all voting power; one-third or more, but less than a majority of all voting power or a majority or more of all voting power. “Control share acquisition” means the acquisition, directly or indirectly, of control shares, subject to certain exceptions. If voting rights or control shares acquired in a control share acquisition are not approved at a shareholders’ meeting, then, subject to certain conditions, the issuer may redeem any or all of the control shares for fair value. If voting rights of such control shares are approved at a shareholders’ meeting and the acquirer becomes entitled to vote a majority of the shares of stock entitled to vote, all other shareholders may exercise appraisal rights.

Preference Stock Authorization

As noted above, the Charter gives the Company’s board of directors the authority to, without the approval of the holders of our common stock, classify and reclassify any class or series of our authorized but unissued capital stock. A series of preferred stock and any other shares of capital stock that the board classifies or reclassifies may possess rights superior to the rights of the holders of the common stock. In addition, the Charter permits the board of directors, without the approval of stockholders, to issue authorized shares of any class of capital stock. As a result, this “blank check” stock, while not intended as a defensive measure against takeovers, could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control of the Company or make removal of management more difficult.

Advance Notice Procedure for Director Nominations by Stockholders

The Bylaws allow stockholders to submit director nominations. For nominations to properly come before the meeting, however, the nominating stockholder must have given timely written notice of the nomination to either the Chairman of the Board or the President of the Company. To be timely, a nomination must be given not less than 150 days nor more than 180 days prior to the date of the meeting of stockholders called for the election of directors which, for purposes of this requirement, is deemed to be on the same day and month as the annual meeting of stockholders for the preceding year. The notice must contain the following information to the extent known by the notifying stockholder:

●	the name and address of each proposed nominee;

●	the principal occupation of each proposed nominee;

●	the class or series and number of shares of capital stock of the Company owned by each proposed nominee;

●	the name and residence address of the notifying stockholder;

●	the class or series and number of shares of capital stock of the Company owned by the notifying stockholder;

●	the consent in writing of the proposed nominee as to the proposed nominee’s name being placed in nomination for director; and

●

all information relating to the proposed nominee that would be required to be disclosed by Regulation 14A under the Exchange Act, assuming such provisions would be applicable to the solicitation of proxies for the proposed nominee.

Classified Board; Removal of Directors

The Charter provides that the members of the Company’s board of directors are divided into four classes, as nearly equal in number as possible. Each class is elected for a four-year term. At each annual meeting of stockholders, approximately one-fourth of the members of the board are elected for a four-year term and the other directors remain in office until their four-year terms expire. The Charter and Bylaws provide that no director may be removed without cause, which term is defined to include any of the following: (i) an act or failure to act by the director that constitutes fraud, misappropriation or damage to the property or business of the Company; (ii) the director’s commission of an act of dishonesty or of a crime, or causing the Company to commit a crime; or (iii) an act or failure to act by the director that is prejudicial to the interest of the Company. Any removal for cause requires the affirmative vote of the holders of at least a majority of the outstanding voting stock of the Company. Further, stockholders may attempt to remove a director for cause after service of specific charges, adequate notice and a full opportunity to refute the charges. Thus, control of the board of directors cannot be changed in one year without removing the directors for cause as described above; rather, at least three annual meetings must be held before a majority of the members of the board could be changed. Only the board of directors may amend or repeal the Bylaws, and any such amendment or repeal would require the approval of at least two-thirds of all directors.

Advance Notice Procedure for Stockholder Proposals

The Bylaws allow stockholders to submit proposals to be presented for action at an annual meeting of stockholders. For such proposals to properly come before the meeting, however, the proposing stockholder must (i) be a stockholder of record on the date on which notice of the proposal is given and on the record date for the annual meeting and (ii) have given timely written notice of the proposal to the Secretary of the Company. To be timely, the notice must be given not less than 120 days nor more than 180 days prior to the date of the annual meeting of stockholders which, for purposes of this requirement, is deemed to be on the same day and month as the annual meeting of stockholders for the preceding year. Certain exceptions apply in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting. The notice must contain the following information with respect to the proposal: (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (b) the name and address of the stockholder as they appear on the Company’s books and of the beneficial owner, if any, on whose behalf the proposal is made; (c) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder and such beneficial owner; (d) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business; and (e) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

EXPERTS

The consolidated balance sheets of Farmers and Merchants Bancshares, Inc. and Subsidiaries as of December 31, 2024 and 2023, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2024, incorporated by reference into this prospectus, have been included in reliance on the report of Yount, Hyde & Barbour, P.C., independent registered public accountants, given on the authority of that firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the securities offered pursuant to this prospectus has been passed upon for us by Gordon Feinblatt LLC, Baltimore, Maryland.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC covering the shares of common stock that may be sold under this prospectus. This prospectus is only a part of that registration statement and does not contain all the information that is in the registration statement. Because this prospectus may not contain all the information that you may find important, and because references to our contracts and other documents made in this prospectus are only summaries of those contracts and other documents, you should review the full text of the registration statement, as amended from time to time, and the exhibits that are a part of the registration statement. We have included copies of these contracts and other documents as exhibits to the registration statement that contains this prospectus.

We are subject to the information requirements of the Exchange Act, which means that we are required to file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room in Washington, D.C., located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s Internet site at http://www.sec.gov and from our Internet site at https://www.fmb1919.com. However, information found on, or otherwise accessible through, these Internet sites is not incorporated into, and does not constitute a part of, this prospectus or any other document we file or furnish to the SEC. You should not rely on any of this information in deciding whether to purchase the securities.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to incorporate information into this prospectus by reference to documents that we have filed with the SEC. This means that we can disclose information to you by referring you to those documents. Any information incorporated by reference is an important part of this prospectus, and you should review that information so that you understand the nature of any investment by you in the securities. We are incorporating by reference the documents listed below (other than, in each case, documents or information deemed to have been “furnished” and not filed in accordance with SEC rules):

(i)         Annual Report on Form 10-K for the year ended December 31, 2024 filed on March 13, 2025, as amended on Form 10-K/A filed on May 23, 2025;

(ii)         The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2024 from our definitive proxy statement on Schedule 14A for the 2025 Annual Meeting of Stockholders filed on March 24, 2025;

(iii)         Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 filed on May 15, 2025;

(iv)         Current Reports on Form 8-K filed on April 29, 2025, May 2, 2025 (as amended on Form 8-K/A filed on May 9, 2025), and May 5, 2025;

(v)         Description of our common stock that appears in our Registration Statement on Form 10 filed on March 8, 2017, as amended on April 10, 2017, or any description of the common stock that appears in any prospectus forming a part of any subsequent registration statement of the Company or in any registration statement filed pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description; and

(vi)         Description of our common stock purchase rights that appears in our Registration Statement on Form 8-A filed on July 30, 2024, or any description of the common stock purchase rights that appears in any prospectus forming a part of any subsequent registration statement of the Company or in any registration statement filed pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents that we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering to which this prospectus relates will automatically be deemed to be incorporated by reference into this prospectus. In no event, however, will any of the information that we “furnish” to the SEC from time to time in any Current Report on Form 8-K be incorporated by reference into, or otherwise be included in, this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded to the extent that a statement contained in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will promptly provide without charge to each person to whom this prospectus is delivered a copy of any or all information that has been incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into such information) upon the written or oral request of such person. Written requests should be directed to: Farmers and Merchants Bancshares, Inc., Chief Financial Officer, 25 Westminster Pike, Reisterstown, Maryland 21136. Telephone requests should be directed to the Chief Financial Officer at (410) 517-3065. You also may access the documents that have been incorporated by reference into this prospectus on our website, www.fmb1919.com, under the heading “SEC Filings” found under the “Investor Relations” section, or at: http://investors.fmb1919.com/Docs.

NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FARMERS AND MERCHANTS BANCSHARES, INC. SINCE THE DATE HEREOF. NO DEALER, BROKER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING CONTAINED IN THIS PROSPECTUS, AND INFORMATION OR REPRESENTATIONS NOT HEREIN CONTAINED, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FARMERS AND MERCHANTS BANCSHARES, INC. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY STATE OR JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE.

PROSPECTUS

FARMERS AND MERCHANTS BANCSHARES, INC.

DIVIDEND REINVESTMENT PLAN

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.         Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by Farmers and Merchants Bancshares, Inc. (the “Company”) in connection with the offering of the securities being registered hereby. All amounts shown are estimates.

Registration Fee - Securities and Exchange Commission	$1,246
Blue Sky Fees	1,200
Accounting Fees and Expenses	12,500
Legal Fees and Expenses	15,000
Printing Fees and Expenses	5,000
Total	$34,946

Item 14.         Indemnification of Directors and Officers.

The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to indemnify its present and former directors, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their services in those capacities, unless it is established that:

(1)	the act or omission of the director was material to the matter giving rise to such proceeding and

(A)	was committed in bad faith or

(B)	was the result of active and deliberate dishonesty;

(2)	the director actually received an improper personal benefit in money, property, or services; or

(3)	in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

Maryland law permits a Maryland corporation to indemnify a present and former officer to the same extent as a director.

In addition to the foregoing, a court of appropriate jurisdiction: (1) shall order indemnification of reasonable expenses incurred by a director who has been successful, on the merits or otherwise, in the defense of any proceeding identified above, or in the defense of any claim, issue or matter in the proceeding; and (2) may under certain circumstances order indemnification of a director or an officer who the court determines is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, whether or not the director or officer has met the standards of conduct set forth in the preceding paragraph or has been declared liable on the basis that a personal benefit improperly received in a proceeding charging improper personal benefit to the director or the officer, provided, however, that if the proceeding was an action by or in the right of the corporation or involved a determination that the director or officer received an improper personal benefit, no indemnification may be made if the director or officer is adjudged liable to the corporation, except to the extent of expenses approved by a court of appropriate jurisdiction.

The MGCL also permits a Maryland corporation to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses incurred by a present or former director or officer made a party to the proceeding by reason of his or her service in that capacity, provided that the corporation shall have received:

(1)	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

(2)	a written undertaking by or on behalf of the director to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

The Company has provided for indemnification of directors and officers in ARTICLE IX of the Bylaws. The relevant provisions of the Bylaws read as follows:

Section 1. General Indemnification. The Corporation shall indemnify (a) its present and former directors and officers, whether serving or having served the Corporation or at its request any other entity, to the full extent required or permitted by Maryland law now or hereafter in force, including the advance of expenses under the procedures and to the fullest extent permitted by law, and (b) other employees and agents to such extent as shall be authorized by the Board of Directors, the Articles of Incorporation or these Bylaws and as permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve, and amend from time to time such Bylaws, resolutions, or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of these Bylaws or repeal of any of its provisions shall limit or eliminate the right of indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

Section 2. Procedure. Any indemnification, or payment of expenses in advance of the final disposition of any proceeding, shall be made promptly, and in any event within 60 days, upon the written request of the director or officer entitled to seek indemnification (the “Indemnified Party”). The right to indemnification and advances hereunder shall be enforceable by the Indemnified Party in any court of competent jurisdiction, if (a) the Corporation denies such request, in whole or in part, or (b) no disposition thereof is made within 60 days. The Indemnified Party’s costs and expenses (including reasonable attorney’s fees) incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be paid or reimbursed by the Corporation. It shall be a defense to any action for advance for expenses that (i) a determination has been made that the facts then known to those making the determination would preclude indemnification or (ii) the Corporation has not received both (A) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (B) a written affirmation by the Indemnified Party of such Indemnified Party’s good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met.

Section 3. Exclusivity, Etc. The indemnification and advance of expenses provided by the Corporation’s charter and these Bylaws shall not be deemed exclusive of any other rights to which a person seeking indemnification or advance of expenses may be entitled under any law (common or statutory), or any agreement, vote of stockholders or disinterested directors or other provision that is consistent with law, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, shall continue in respect of all events occurring while a person was a director or officer after such person has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of such person. The Corporation shall not be liable for any payment under this Bylaw in connection with a claim made by a director or officer to the extent such director or officer has otherwise actually received payment under insurance policy, agreement, vote or otherwise, of the amounts otherwise indemnifiable hereunder. All rights to indemnification and advance of expenses under the Corporation’s charter and hereunder shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this Bylaw is in effect. Nothing herein shall prevent the amendment of this Bylaw, provided that no such amendment shall diminish the rights of any person hereunder with respect to events occurring or claims made before its adoption or as to claims made after its adoption in respect of events occurring before its adoption. Any repeal or modification of this Bylaw shall not in any way diminish any rights to indemnification or advance of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Bylaw or any provision hereof is in force.

The MGCL authorizes a Maryland corporation to limit by provision in its Articles of Incorporation the liability of directors and officers to the corporation or to its shareholders for money damages except to the extent:

(1)	the director or officer actually receives an improper benefit or profit in money, property, or services, for the amount of the benefit or profit actually received, or

(2)

a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

The Company has limited the liability of its directors and officers for money damages in Article NINTH of its Charter. This provision reads as follows:

NINTH: No director or officer of the Corporation shall be liable to the Corporation or to its Stockholders for money damages except (a) to the extent that it is proved that such director or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, (b) to the extent that a judgment or other final adjudication adverse to such director or officer is entered in a proceeding based on a finding in the proceeding that such director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding, or (c) to the extent such exculpation is expressly prohibited by federal or Maryland law.

As permitted under Section 2-418(k) of the MGCL, the Company has purchased and maintains insurance on behalf of its directors and officers against any liability asserted against such directors and officers in their capacities as such, whether or not the Company would have the power to indemnify such persons under the provisions of Maryland law governing indemnification.

Section 8(k) of the Federal Deposit Insurance Act (the “FDI Act”) provides that the Federal Deposit Insurance Corporation (the “FDIC”) may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were “institution-affiliated parties,” as defined under the FDI Act, to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person. The FDIC has adopted regulations prohibiting, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees for any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.

Item 15. Recent Sales of Unregistered Securities

Until the Company’s payment on December 17, 2024 of a cash dividend on outstanding shares of its common stock, the Company maintained a prior dividend reinvestment plan that was substantially similar to the Dividend Reinvestment Plan that is the subject of this Registration Statement (the “Prior Plan”). The shares available under the Prior Plan were registered under the Securities Act of 1933 on a Registration Statement on Form S-1 (File No. 333-217918) that was initially declared effective by the Securities and Exchange Commission on June 1, 2017 (the “Prior Registration Statement”). In May 2025, the Company discovered that inadvertently sold and issued 2,407 shares of common stock to 279 participants in the Prior Plan at a sales price of $14.221 per share in connection with the reinvestment of their cash dividends paid on December 17, 2024, which shares were not registered under the Securities Act of 1933 pursuant to the Prior Registration Statement.

Other than as set forth above, the Company did not sell any securities that were not registered under the Securities Act of 1933 during the three years immediately preceding the date of this Registration Statement.

Item 16. Exhibits and Financial Statement Schedules

The exhibits filed with this registration statement are listed in the following Exhibit Index:

Exhibit No.	Description

2.1

Plan of Reorganization and Share Exchange, dated as of August 15, 2016, by and between Farmers and Merchants Bancshares, Inc. and Farmers and Merchants Bank (incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form 10)

2.2

Agreement and Plan of Merger, dated as of September 28, 2020, between Farmers and Merchants Bancshares, Inc. and Carroll Bancorp, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on October 1, 2020)

2.3

Agreement and Plan of Merger, dated as of March 6, 2020, among the Company, Anthem Acquisition Corp., and Carroll Bancorp, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report of Farmers and Merchants Bancshares, Inc. on Form 8-K filed on March 12, 2020)

3.1(i)	Articles of Incorporation (incorporated by reference to Exhibit 3.1(i) to the Company’s Registration Statement on Form 10)

3.1(ii)

Articles of Share Exchange, dated as of October 20, 2016, by and between Farmers and Merchants Bancshares, Inc. and Farmers and Merchants Bank (incorporated by reference to Exhibit 3.1(ii) to the Company’s Registration Statement on Form 10)

3.2(i)	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form 10)

3.2(ii)	First Amendment to Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on July 20, 2023)

4.1

Rights Agreement, dated as of July 30, 2024, by and between Farmers and Merchants Bancshares, Inc. and Equiniti Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 30, 2024)

4.2	Authorization Form for Dividend Reinvestment (filed herewith)

5.1	Opinion of Gordon Feinblatt LLC (filed herewith)

10.1

Supplemental Executive Retirement Agreement, dated as of August 8, 2022 between Farmers and Merchants Bank and Gary A. Harris (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 27, 2023)

10.2

Supplemental Executive Retirement Agreement, dated as of December 30, 2010, between Farmers and Merchants Bank and Christopher T. Oswald (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form 10)

10.3

First Amendment to Supplemental Executive Retirement Agreement, dated as of February 22, 2011, between Farmers and Merchants Bank and Christopher T. Oswald (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form 10)

10.4

Performance Driven Retirement Plan Agreement, dated as of November 17, 2015, between Farmers and Merchants Bank and Mark C. Krebs (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form 10)

10.5

Severance Agreement, dated as of February 19, 2013, between Farmers and Merchants Bank and Mark C. Krebs (incorporated by reference to Exhibit 10.6 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022)

10.6

First Amendment to Severance Agreement, dated as of November 15, 2023, between Farmers and Merchants Bank and Mark C. Krebs (incorporated by reference to Exhibit 10.7 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022)

10.7

Change in Control Severance Agreement, dated July 18, 2023, between Farmers and Merchants Bancshares, Inc. and Gary Harris (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 20, 2023)

10.8	Farmers and Merchants 2023 Equity Compensation Plan (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report for the quarter ended September 30, 2023)

10.9

Form of Restricted Stock Unit (RSU) Award Agreement under the Farmers and Merchants 2023 Equity Compensation Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K/A filed on November 15, 2023)

21	Subsidiaries (filed herewith)

23.1	Consent of Independent Registered Public Accounting Firm (filed herewith)

23.2	Consent of Gordon Feinblatt LLC (contained in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page hereto)

99.1	Letter to Stockholders relating to the 2025 Dividend Reinvestment Plan (filed herewith)

107	Filing Fee Table (filed herewith)

Item 17.         Undertakings.

(a)         The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         N/A.

(5)         That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)         That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)         Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)         The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)         Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)–(f)   [Reserved]

(g)         N/A.

(h)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i)-(k)         N/A.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hampstead, State of Maryland, on May 23, 2025.

FARMERS AND MERCHANTS BANCSHARES, INC.:

By:	/s/ Gary A. Harris
Gary A. Harris
President and CEO
(Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary A. Harris, Mark C. Krebs and Paul B. Susie, and each of them (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on May 23, 2025.

/s/ James R. Bosley, Jr.	/s/ Roger D. Cassell
James R. Bosley, Jr., Director	Roger D. Cassell, Director

/s/ Steven W. Eline
Steven W. Eline, Director	Edward A. Halle, Jr., Director

/s/ Gary A. Harris	/s/ Ronald W. Hux
Gary A. Harris, Director, President & Chief	Ronald W. Hux, Director
Executive Officer (Principal Executive Officer)

/s/ Mark C. Krebs
Mark C. Krebs, Treasurer and Chief Financial	Emily B. Miller, Director
Officer (Principal Accounting Officer)

/s/ Robert G. Pollokoff	/s/ Bruce L. Schindler
Robert G. Pollokoff, Director	Bruce L. Schindler, Director

/s/ Teresa L. Smack
Teresa L. Smack, Director